BIMINI CAPITAL ANNOUNCES TERMINATION OF AGREEMENT AND PLAN OF REORGANIZATION AMONG ITS WHOLLY OWNED SUBSIDIARY, ORCHID ISLAND CAPITAL, INC. AND
FLATWORLD ACQUISITION CORP.

VERO BEACH, Fla. - (September 11, 2012) - Bimini Capital Management, Inc. (OTCBB: BMNM) (the "Company" or “Bimini”), a real estate investment trust ("REIT"), today announced that it, Orchid Island Capital, Inc. (“Orchid Island”), Bimini’s wholly owned subsidiary, Bimini Advisors, LLC, FlatWorld Acquisition Corp. (“FlatWorld”) (OTC QB: FWLAF), a special purpose acquisition company, FTWA Orchid Merger Sub LLC (“Merger Sub”) and FWAC Holdings Limited have mutually agreed to terminate their previously announced  Agreement and Plan of Reorganization dated July 26, 2012 (the “Agreement”), pursuant to which FlatWorld was to acquire Orchid Island through the merger of Orchid Island with and into Merger Sub. The parties mutually agreed to terminate the merger because certain conditions to the closing of the merger were not satisfied as of September 9, 2012.

As a condition to closing the merger, FlatWorld provided its current shareholders with the opportunity to redeem their ordinary shares for cash equal to their pro rata share of the aggregate amount on deposit in the trust account set up to hold the proceeds of FlatWorld’s initial public offering and concurrent private placement, less taxes and interest earned on the aggregate amount on deposit in the trust account, upon the consummation of the merger.  FlatWorld had previously offered to conduct the redemptions by way of a tender offer without a shareholder vote and pursuant to the tender offer rules of the Securities and Exchange Commission.  The tender offer, which expired at 5:00 PM, New York City time, on Thursday, September 6, 2012 (the “Expiration Date”),  was conditioned on, among other things,  no more than 825,000 ordinary shares being validly tendered and not validly withdrawn prior to the Expiration Date.  The actual number of shares validly tendered and not validly withdrawn as of the Expiration Date exceeded the 825,000 threshold.  On September 6, 2012, FlatWorld terminated the tender offer and none of the tendered shares were purchased. As a result, the condition to closing the proposed merger was not met and the merger will not be consummated.

There are no termination penalties payable under the Agreement.  Each party is responsible for the payment of its own fees and expenses.

About Bimini Capital Management
Bimini Capital Management, Inc. is a REIT that invests primarily in, but is not limited to, residential mortgage-related securities issued by the Federal National Mortgage Association (Fannie Mae), the Federal Home Loan Mortgage Corporation (Freddie Mac) and the Government National Mortgage Association (Ginnie Mae). Its objective is to earn returns on the spread between the yield on its assets and its costs, including the interest expense on the funds it borrows.

CONTACT:
Bimini Capital Management, Inc.
Robert E. Cauley, 772-231-1400
Chairman and Chief Executive Officer
www.biminicapital.com

-END-